Exhibit 99.2

Learning Tree International, Inc.

Fiscal Year 2013 Second Quarter Conference Call

Remarks by

Max Shevitz, President and David Asai, CFO

May 9, 2013

For your convenience, we have posted the text of today’s prepared remarks in the Investor Relations section of our website. Go to: www.learningtree.com/investor.

David Asai, our Chief Financial Officer, will read the disclaimer on forward-looking statements and then discuss our performance in our second quarter of fiscal 2013, which ended March 29, 2013. Max Shevitz, our President, will then provide some forward-looking information about our third quarter of fiscal 2013 and our future plans. After those remarks, we’ll open the floor for questions and discussion.

Forward Looking Statement Disclaimer:

As a reminder, except for historical statements, the matters addressed in this conference call are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although we believe that our assumptions are reasonable, inevitably some will prove to be incorrect. As a result, our actual future results can be expected to differ from those discussed in this call, and those differences may be material. We are not undertaking any obligation to update forward-looking statements.

To help you assess the major risks in our business, we have identified many, but not all, of them in Item 1A of our 2012 Annual Report on Form 10-K. Please read those risk factors carefully. Some of the factors discussed in our Form 10-K that could affect us include risks associated with:

●	Changing economic and market conditions;
●	The timely development, introduction, and customer acceptance of our courses;
●	Competition;
●	International operations, including currency fluctuations;
●	Technology development and new technology introduction;
●	Efficient delivery and scheduling of our courses;
●	Adverse weather conditions, strikes, acts of war or terrorism and other external events;
●	Attracting and retaining qualified personnel.

and

●	Continued uncertainty over the US Congress’ ability to resolve the budget issues and the impact of sequestration.

Second Quarter Results

First I’ll summarize some key line items from our second quarter of fiscal year 2013:

●	Revenues in our second quarter of fiscal 2013 were $26.9 million, a decrease of 6.9% compared to revenues of $28.9 million in our second quarter of fiscal 2012;
●	Our gross profit percentage in our second quarter was 44.8% of revenues, compared to 49.7% in our same quarter of fiscal 2012;
●	Operating expenses decreased in our second quarter of fiscal 2013 to $15.9 million, compared to $17.9 million in our second quarter of fiscal 2012;
●	Loss from operations in our second quarter of fiscal 2013 was $3.8 million compared to a loss from operations of $3.5 million in our second quarter of fiscal 2012.
●	Net loss in our second quarter of fiscal 2013 was $4.0 million compared to a net loss of $2.1 million in our second quarter of fiscal 2012; and
●	Loss per share for our second quarter of fiscal 2013 was $0.30 on a diluted basis, compared to loss per share of $0.16 in our second quarter of fiscal 2012.

Second Quarter Revenue and Participants

In our second quarter of fiscal 2013 our revenues of $26.9 million were $2.0 million or 6.9% lower than our revenues in the same quarter of fiscal 2012. This principally resulted from two factors:

●	The number of participants decreased by 4.1%, and
●	Average revenue per participant declined 2.9%.

The decrease in revenues is attributable to our international operations as revenues for our US operation remained the same quarter over quarter. The decrease in average revenue per participant compared to the same quarter of our prior year was primarily the result of lower prices realized from participants attending under our discounted passport programs.

The decrease in the number of course participants is attributed to weakened demand in our European operations.

Changes in foreign exchange rates reduced revenues by 0.4%.

Overall, during our second quarter of fiscal 2013, we trained a total of 16,978 course participants, compared to 17,696 participants who we trained in our same quarter last year. Compared to our second quarter of fiscal 2012, during our second quarter of fiscal 2013:

●	Attendee-days of IT training increased by 4.6% to 36,900 from 35,279;
●	Attendee-days of management training decreased by 15.5% to 21,594 from 25,546; and
●	Total attendee-days of training were 58,494, a decrease of 3.8% from 60,825 in the second quarter of fiscal 2012.

The decrease in attendee-days of management training primarily reflects a decrease in demand for our management courses delivered onsite at customer locations.

Second Quarter Operations

Next, I’ll discuss our operations in our second quarter of fiscal 2013 and how they compare with our same quarter of fiscal 2012.

During our second quarter of fiscal 2013, we presented 1,321 events, a 9.1% decrease from the 1,454 events conducted during the same period in fiscal 2012.

Cost of Revenues. Cost of revenues was 55.2% of revenues in our second quarter of fiscal 2013 compared to 50.3% in our second quarter of fiscal 2012, and our gross profit percentage accordingly was 44.8% compared to 49.7% in our prior year quarter. The change in cost of revenues as a percentage of revenues in our second quarter of fiscal 2013 primarily reflects the reduction of 2.9% in revenue per participant while cost per participant increased 6.4%. The increase in the cost per participant was driven by increased instructor costs, higher depreciation expense reflecting the decision to upgrade classroom computers and equipment, and the apportionment of the fixed costs related to our education centers over a lower revenue base.

Changes in foreign exchange rates do not materially affect our gross profit percentage, since exchange rate changes affect our cost of revenues by approximately the same percentage as they affect our revenues.

Course Development Expense. During our second quarter of fiscal 2013, we spent $1.9 million on course development, compared to $2.1 million in the same quarter of fiscal 2012. Course development expense was 7.2% of revenues in our second quarter of fiscal 2013 compared to 7.1% in the same quarter of fiscal 2012.

In our second quarter of fiscal 2013, we introduced five new IT course titles and one new management course title. We retired eight IT course titles and nine management course titles in our second quarter.

Our library of instructor-led courses included a total of 182 titles at the end of our second quarter of fiscal 2013 compared with 215 titles at the same point a year earlier. At the end of our second quarter of fiscal 2013, we had 117 IT titles in our course library, compared with 132 IT titles at the end of our second quarter of fiscal 2012. Our library included 65 management titles at the end of our second quarter of fiscal 2013, compared to 83 a year earlier. The reduction in titles reflects our decision a year ago to focus our product support, marketing and sales efforts on our better-performing course titles.

Sales and Marketing Expense. In our second quarter of fiscal 2013, we reduced our sales and marketing expense by $1.1 million to $7.3 million from $8.4 million in the same quarter last year. The decrease quarter over quarter is primarily related to reduced personnel expenses.

General and Administrative Expense.   We reduced G&A expense during our second quarter of fiscal 2013 to $6.7 million, a $0.8 million decrease compared to the $7.5 million in our second quarter of fiscal 2012. The decrease was due primarily to increased severance costs in our second quarter of fiscal 2012 resulting from the management change that occurred last year.

Loss from Operations. In our second quarter of fiscal 2013, we recorded a loss from operations of $3.8 million, or (14.3) % of revenues, compared to a loss from operations of $3.5 million, or (12.1) % of revenues, in the same quarter of our fiscal 2012.

Other Income and Expense. Other income was $0.2 million for our second quarter of fiscal 2013 compared to other expense of $0.2 million for the second quarter of fiscal 2012. We experienced foreign exchange gains of $0.2 million in our second quarter of fiscal 2013 versus foreign exchange losses of $0.2 million in the same quarter of our fiscal 2012.

Pre-Tax Loss. Pre-tax loss in our second quarter of fiscal 2013 was $3.6 million compared to a pre-tax loss of $3.7 million in our second quarter of fiscal 2012.

Income Taxes. Our tax provision for our second quarter of fiscal 2013 was $0.4 million, compared to a tax benefit of $1.6 million in our second quarter of fiscal 2012. The tax provision for our second quarter of fiscal 2013 relates to foreign taxes and US state taxes. The tax benefit recorded in our second quarter of fiscal 2012 was fully reversed in the third quarter of fiscal 2012 when we recorded a valuation allowance for our deferred tax assets due to the losses incurred in fiscal 2012.

Net Loss. Net loss for our second quarter was $4.0 million, or (14.9) % of revenues, compared to a net loss of $2.1 million, or (7.3) % of revenues in our second quarter of fiscal 2012.

Liquidity and Capital Resources

During the first six months of fiscal year 2013, the total of our cash and cash equivalents increased by $0.5 million to $26.3 million at March 29, 2013 from $25.8 million at September 28, 2012. This increase primarily resulted from the sale of $6.1 million of available for sale securities which was largely offset by cash used in operations of $3.4 million, capital expenditures of $1.4 million, and the negative effects of exchange rate changes on cash and cash equivalents of $0.7 million.

I will now turn the call over to Max Shevitz our President.

Management Focus

Fifteen months ago, when Dr. Collins and I returned to Learning Tree, we found a number of issues within the business that needed to be addressed. Since then, we have taken the following actions:

1.

We adjusted our course schedules to increase both the course execution rate and the average number of attendees per event. We introduced “Guaranteed-to-Run” courses that give our customers the knowledge that they can enroll in the course without fear that it might be cancelled. Over the past year, our cancellation rate of enrolled customers has dropped by two thirds.

2.	We have invested $6.0 million worldwide to provide our course participants with new state of the art equipment.
3.

We devoted management resources and technology to improve the customer experience when they attend our courses using our AnyWare product. This was a high priority as we believe that AnyWare could play a significant role in the future of the Company.

4.

We have re-designed our web page to enhance its attractiveness and utility for our customers, and to incorporate up-to-date analytics which allows us to track who has come to our site and what the outcome of their visit was. We now have a platform on which to expand our e-Marketing activities.

Our continued focus on Quality will define our business going forward.

As I mentioned earlier, we believe growth of AnyWare is likely to be a driving force for the Company. In the past, our customers could take our courses either in person or via AnyWare from their homes or offices. This past February, we opened our first AnyWare Center within our Ottawa Education Center. An AnyWare Center provides customers with a third option—to come to one of our centers and use AnyWare to attend any course offered in Canada or the United States. The advantages to customers of attending our courses at an AnyWare Center compared with using AnyWare from home or office are several:

a.	They are able to connect over the highest speed Internet with a computer configuration optimized for AnyWare, which may very well be superior to what they would use at home or the office.
b.	They are able to take the course in a quiet location, free from interruptions, so they can focus entirely on learning.
c.

They are able to interact with other students at the center, who may be taking the same or other courses, but who all share a common activity of gaining new skills they can apply to their jobs. Attendees thus benefit from discussions with their peers during class breaks and lunch.

Initial results from this test have been encouraging, and in the next test phase we plan to open multiple remote stand-alone AnyWare Centers in Atlanta, Philadelphia, Los Angeles and Washington, DC metropolitan areas later this month. These AnyWare Centers will provide our customers, who cannot attend at one of our Education Centers, a convenient and optimized setting to attend our courses.

As more and more customers have tried our AnyWare delivery, we have found that geography becomes less and less important. As an example, we recently had a course where only four attendees at the education center were joined by an additional 14 AnyWare attendees from their homes and offices around the world. In the past, we probably would have rescheduled this course but because of AnyWare, it ran as scheduled.

Customers have become more focused on when they can attend a course rather than where. In recognition of this shift in our business, we decided to restructure our US and Canadian operations into one North American operation. This resulted in the elimination of some duplicate positions, saving the Company approximately $0.9 million in annual salaries and flattening the reporting structure to enable the Company to respond more quickly to changes in the business.

Now let me spend a minute describing our marketing plans for the future.

Our main marketing contact with our customer remains our direct mail campaigns. But since the upgrade of our website, we are starting to put more emphasis on e-marketing activities as we attempt to conduct more interactions with our customers and prospective customers over the Internet. Over the next several quarters, we plan to introduce a series of expanded services for existing and prospective customers intended to strengthen their connection with Learning Tree. With these new services, we hope to expand on our customer loyalty and to show prospective customers the knowledge value of Learning Tree services.

Third Quarter Fiscal 2013 Financial Guidance

We have made these improvements to our Company with our objective being long-term growth and a return to profitability. While the improvements we’ve made are within our control, the economic environment is not. Europe is experiencing the second slowest GDP growth period in the last 20 years. And economic indicators in North America point to conditions that have always meant tough times for Learning Tree. In addition, sequestration is expected to have a continuing negative impact as Learning Tree is the number one provider of IT training to the U.S. federal government under the GSA schedule. We have incorporated these factors into our projections for our third quarter, but caution that further erosion of enrollments as a result of sequestration could materially impact revenues in our third quarter and to an even greater degree in our fourth quarter.

The projections for our third quarter of fiscal 2013 are as follows:

Third Quarter Revenues. We currently expect revenues of between $27.7 million and $29.2 million in our third quarter of fiscal 2013, compared to revenues of $33.0 million in our third quarter of fiscal 2012.

Third Quarter Gross Profit. We expect a gross profit percentage in our third quarter of fiscal 2013 of between 45.5% and 46.9% compared to 52.7% in our third quarter of fiscal 2012.

Third Quarter Operating Expenses. We expect overall operating expenses for our third quarter of fiscal 2013 to be between $16.0 million and $16.6 million, compared to $19.5 million in the same quarter a year earlier.

Third Quarter Loss from Operations. As a result of the above factors, we expect to incur a third quarter operating loss of between $2.3 million and $4.0 million compared with an operating loss of $2.1 million in our third quarter of fiscal 2012.

Third Quarter Other Income (Expense), Net. We expect third quarter other income (expense), net to be less than $0.1 million.

Third Quarter Pre-Tax Loss. Overall, we expect to report a pre-tax loss for our third quarter of fiscal 2013 of between $2.3 million and $4.0 million, compared with a pre-tax loss of $1.8 million in our third quarter of fiscal 2012.

Effective Tax Rate. The Company has determined that due to the establishment of a valuation allowance against deferred tax assets in the U.S., it will no longer be providing guidance on the next quarter’s effective tax rate.

Effect of Exchange Rates. Because we conduct approximately half of our business in currencies other than U.S. dollars, fluctuations in exchange rates will affect revenues and expenses when translated into dollars. If the exchange rates of May 1, 2013 remained constant for the remainder of our third quarter of fiscal 2013, we would expect changes in foreign exchange rates to adversely affect revenues by less than 1% in our third quarter compared to our same quarter of fiscal 2012.

Summary

While we are excited about the possibilities of AnyWare and the improvements we have implemented in our North American operations, we recognize the economic realities that we now face for the foreseeable future. We take some solace in knowing that we have been through these economic conditions before, and have found that this is always the best time for us to prepare ourselves for the future, to strengthen our foundation, and to be ready to rapidly respond as economic conditions improve.

And now we’d like to open the floor for questions.

Thank you. Over the past 38 years, Learning Tree’s mission has been to provide technical and business professionals with the skills and knowledge that significantly enhance their on-the-job productivity, and thereby improve the performance and increase the competitive advantage of their employers. We continue to strive to fulfill this mission.